Exhibit 10.1

                              EMPLOYMENT AGREEMENT

     Agreement, dated as of April 17, 2004, by and between Candie's, Inc. (the "Company") and David Conn ("Employee") (the "Parties").

     WHEREAS, the Company wishes to hire the Employee, for the position of Executive Vice President, and the Employee has agreed to undertake and perform the obligations set forth in this Agreement, subject to the terms hereof.

     NOW, THEREFORE, in consideration of the promises, covenants and agreements set forth in this Agreement, the parties agree as follows:

     1. Engagement of Employee; Duties. The Company hereby agrees to hire the Employee, on an exclusive basis to perform the services mutually agreed to by the Parties including, but not limited to, accountability for the P&L of the business, the oversight of the advertising, marketing, licensing and product direction given to licensees of the Company. In addition, Employee shall be responsible for working with senior management to develop and execute a growth strategy for the Company. Employee shall be an officer of the Company and shall report to the Chief Executive Officer of the Company.

     2. Time. Employee shall devote substantially all of his professional time and best efforts to the business affairs of the Company.

     3. Term. The Employee's engagement shall commence effective on May 17, 2004, (the "Start Date") and shall continue for two years (the "Term"), unless terminated for cause for any reason by either Party upon 30 days written notice. The Company may terminate the Agreement for cause in the event that Employee is convicted of a crime of moral turpitude, which may reasonably be expected to have an adverse impact on the company, Employee's dishonesty in his dealings with the Company, or for the willful refusal of Employee to follow the directives of the CEO of the Company. Employee may terminate this Agreement in the event his title, reporting relationship or job responsibilities are materially or adversely affected. In the event the Company elects to terminate this Agreement for any reason other than that specified herein, Employee shall be entitled to receive his current salary through the remainder of the term.

     4. Compensation. As compensation to the Employee for his services hereunder, the Company shall pay to the Employee $200,000 for the first year and $225,000 for the second year, payable in accordance with the Company's payroll practices and procedures in effect.

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     5. Fringe  Benefits.  Employee  shall receive the fringe  benefits given to other officers of the Company including, but not limited to, major medical, dental, life insurance, pension including any 401 (K) or other profit sharing plan. Employee shall also be added as an insured under the Company's officers and directors insurance and all other polices which pertain to officers of the Company.

     6. Bonus. The Employee shall be eligible to participate in the executive bonus program then in effect. He shall be eligible for a bonus of up to 100% of his salary, but shall receive a bonus of not less than $25,000 on May 1st of each year of his employment. The performance criteria shall be similar to that of the Chief Executive Officer of the Company.

     7. Options. The Employee shall be granted options to purchase 200,000 shares of the Company's stock at the price of the stock on or about the Start Date, which shall vest upon the Employee's continued employment as follows:
75,000 on the Start Date, 50,000 on the first anniversary thereof, and 75,000 on the second anniversary thereof.

     8. Vacation. The Employee shall be entitled to take three weeks of vacation during the first year that he is employed and shall be entitled to four weeks of vacation during his second year of employment. The Employee shall use his vacation in the calendar year in which it is accrued.

     9. Change of Control. In the event that there comes a time during the Term hereof that Neil Cole is not either (i) employed as an executive officer of the Company or; (ii) a member of the Company's Board of Directors, then the Employee shall be entitled to receive his current salary through the remainder of the Term.

     10. Confidentiality. The Employee shall not divulge to anyone, either during or at any time after the Term, any information constituting a trade secret or other confidential information acquired by it concerning the Company, any subsidiary or other affiliate of the Company, except in the performance of his duties hereunder, including but not limited to its licensees, revenues, business systems and processes ("Confidential Information"). The Employee acknowledges that any Confidential Information is of great value to the Company, and upon the termination of its engagement the Employee shall redeliver to the Company all Confidential Information and other data in his possession.

     12. Entire Agreement. This Agreement represents and expresses the entire understanding and agreement between the parties with respect to the subject matter hereof and may not be modified or terminated except by an agreement in writing signed by both of the parties hereto.



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     13.  Governing Law;  Submissions to  Jurisdiction.  This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with those laws. The Company and Employee unconditionally consent to submit to the exclusive jurisdiction of the New York State Supreme Court, County of New York or the United States District Court for Southern District of New York for any actions, suits or proceedings arising out of or relating to this letter and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by registered mail to the address set forth above shall be effective service of process for any action, suit or proceeding brought against the Company or the Employee, as the case may be, in any such court. IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first written above.

                                   CANDIE'S, INC.

                                              By: /s/Deborah Sorell Stehr
                                                  ------------------------------
                                            Name: Deborah Sorell Stehr
                                           Title: Senior VP, GC and Secretary


                                                  /s/ David Conn
                                                  ------------------------------
                                                  David Conn, Employee







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